Exhibit 99.5

CH2M HILL COMPANIES, LTD

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(IN THOUSANDS)

		June 30, 2009
		Pro Forma
	As Reported	Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$108,809	$73,946	a	$182,755
Available-for-sale securities	1,282	—		1,282
Receivables, net-
Client accounts	610,296	(1,676	) b	608,620
Unbilled revenue	445,367	(2,235	) b	443,132
Other	15,149	—		15,149
Deferred income taxes	53,183	—		53,183
Income tax receivable	41,364	—		41,364
Prepaid expenses and other current assets	71,405	(208	) b	71,197
Total current assets	1,346,855	69,827		1,416,682
Investments in unconsolidated affiliates	55,174	—		55,174
Property, plant and equipment, net	199,751	(1,016	) b	198,735
Goodwill	134,903	(4,549	) c	130,354
Intangible assets, net	71,335	(187	) c	71,148
Deferred income taxes	87,143	—		87,143
Other assets	39,127	—		39,127
Total assets	$1,934,288	$64,075		$1,998,363

LIABILITITES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$14,171	$—		$14,171
Accounts payable and accrued subcontractor costs	389,865	(2,233	) b
		5,266	d	392,898
Billings in excess of revenue	290,716	(50	) b	290,666
Accrued payroll and employee liabilities	248,973	(2,417	) b	246,556
Other accrued liabilities	104,612	23,378	e	127,990
Total current liabilities	1,048,337	23,944		1,072,281
Long-term employee related liabilities and other	317,713	4,400	d	322,113
Long-term debt	124,060	—		124,060
Total liabilities	1,490,110	28,344		1,518,454
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized; none issued	—	—		—
Common stock, $0.01 par value, 100,000,000 shares authorized; 31,844,911 and 31,604,336 issued and outstanding at June 30, 2009 and December 31, 2008, respectively	318	—		318
Additional paid-in capital	22,573	—		22,573
Retained earnings	451,968	35,731	e	487,699
Accumulated other comprehensive loss	(47,979)	—		(47,979)
Total CH2M HILL common shareholders’ equity	426,880	35,731		462,611
Noncontrolling interests	17,298	—		17,298
Total equity	444,178	35,731		479,909
Total liabilities and shareholders’ equity	$1,934,288	$64,075		$1,998,363

The accompanying notes are an integral part of these pro forma condensed consolidated financial statements.

CH2M HILL COMPANIES, LTD

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

(IN THOUSANDS)

	For the Year Ended
	December 31,	December 26,
	2008	2008
		Pro Forma
	As Reported	Adjustments		Pro Forma

Gross revenue	$5,589,906	$122,325	f	$5,467,581
Equity in earnings (losses) of joint ventures and affiliated companies	34,232	—		34,232

Operating expenses:
Direct cost of services and overhead	(4,507,738)	(72,841	) f	(4,434,897)
General and administrative	(1,027,225)	(42,099	) f	(985,126)

Operating income	89,175	7,385		81,790

Other income (expense):
Interest income	2,405	—		2,405
Interest expense	(15,833)	—		(15,833)
Income before provision for income taxes	75,747	7,385		68,362
Provision for income taxes	(27,497)	(2,836	) f	(24,661)
Net Income	48,250	4,549		43,701
Less: Income attributable to noncontrolling interests	(16,194)	—		(16,194)
Net income attributable to CH2M HILL	$32,056	$4,549		$27,507

The accompanying notes are an integral part of these pro forma condensed consolidated financial statements.

CH2M HILL COMPANIES, LTD

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

(IN THOUSANDS)

	For the Six Months Ended June 30, 2009
		Pro Forma
	As Reported	Adjustments		Pro Forma

Gross revenue	$2,707,677	$62,613	f	$2,645,064
Equity in earnings (losses) of joint ventures and affiliated companies	27,528	—		27,528

Operating expenses:
Direct cost of services and overhead	(2,180,282)	(37,242	) f	(2,143,040)
General and administrative	(502,273)	(22,196	) f	(480,077)

Operating income	52,650	3,175		49,475

Other income (expense):
Interest income	446	—		446
Interest expense	(4,694)	—		(4,694)
Income before provision for income taxes	48,402	3,175		45,227
Provision for income taxes	(10,350)	(1,219	) f	(9,131)
Net Income	38,052	1,956		36,096
Less: Income attributable to noncontrolling interests	(14,138)	—		(14,138)
Net income attributable to CH2M HILL	$23,914	$1,956		$21,958

The accompanying notes are an integral part of these pro forma condensed consolidated financial statements.

CH2M HILL COMPANIES, LTD

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1

Description of Transaction

On September 11, 2009, CH2M HILL Companies, Ltd., an Oregon corporation (“CH2M HILL”), completed the sale of certain assets and liabilities of its Enterprise Management Solutions (“EMS”) business to Geospatial Operating Company, LLC, a Delaware company, doing business as Critigen, (“Geospatial”), pursuant to an Asset Purchase Agreement dated as of June 24, 2009 (the “Purchase Agreement”).  Under the terms of the Purchase Agreement, Geospatial acquired certain assets and assumed certain liabilities of the EMS business.  The purchase price was $86.6 million, net of amounts due for estimated working capital adjustments of $12.7 million, and was paid at closing. The final purchase price is subject to final working capital and other customary adjustments.

Note 2

Pro Forma Adjustments

The accompanying unaudited pro forma condensed consolidated financial statements have been prepared to illustrate the effect of the sale of the disposed EMS assets on CH2M HILL’s historical results of operations and financial position. The accompanying unaudited pro forma condensed consolidated statements of operations are represented as if the transaction described in Note 1 had occurred on January 1, 2009 (the beginning of fiscal 2009) and as of January 1, 2008 (beginning of the fiscal 2008). The unaudited pro forma condensed consolidated balance sheet is presented as if the transaction had occurred on June 30, 2009 (the end of the second quarter 2009). The actual effect of the sale could differ from the pro forma adjustments presented. However, management believes that the assumptions used and the adjustments made are reasonable under the circumstances and given the information available.

These unaudited pro forma condensed consolidated financial statements are presented for illustrative purpose only and not necessarily indicative of the operating results or the financial position that would have been achieved had the sale been consummated as of the dates indicated or of the results that may be obtained in the future. These unaudited pro forma condensed consolidated financial statements and accompanying notes should be read together with CH2M HILL’s audited consolidated financial statements and accompanying notes as of and for the year ended December 31, 2008, and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in CH2M HILL’s Annual Report on Form 10-K for the year ended December 31, 2008.

The pro forma adjustments are as follows:

a.               To record net cash received from Geospatial.

b.              To eliminate the acquired assets and assumed liabilities of the purchased EMS operations.

c.               To eliminate the goodwill and net intangible assets recorded from a prior acquisition that was included as part of the EMS business operations being sold to Geospatial.

d.              To accrue $6.9 million of estimated future software and software maintenance obligations required to be provided to Geospatial by CH2M HILL over the next five years as required under the Purchase Agreement and estimated accrued closing costs of $2.8 million.

e.               To record the estimated gain on the sale of the assets based upon the items described above in notes a-d less estimated income tax expense of $23.4 million.

f.                 To eliminate the revenues, cost of revenues, operating expenses and related income tax expense directly attributable to the disposed EMS operations.